NeoMedia Technologies, Inc.

                                 Exhibit 10.53

   Master Reseller Agreement by and between United States Check Company, Inc.
              and NeoMedia Technologies, Inc. Dated June 16, 1997

                                       35

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                            MASTER RESELLER AGREEMENT


     AGREEMENT made this 16th day of June 1997 by and between United States Check Company, Inc. 2001 Jefferson Davis Highway, Suite 504, Arlington, Virginia 22202 (hereinafter called U.S. Check) and NeoMedia Technologies, Inc. 2201 Second Ave., Ft. Myers, Florida (herenafter called NeoMedia).

     WHEREAS, U.S. Check has developed and patented data processing and security enhancements for machine readable documents and NeoMedia desires to introduce these products into a defined "product area" and Territory in accordance with the terms and conditions hereof,

     Now, THEREFORE, it is mutually agreed:

     DEFINITIONS

     (1) The "Product Area" mean non-micr forms(paper)having pre-coated non-visible snippets for use in desktop or high speed laser printing of gift certificates and money orders.

     (2) The "Territory" is Worldwide.

     (3) U.S. Check's Price List of the Products is appended hereto as Schedule A.

     (4) "Subsidiary" means any organization in which a substantial interest is held directly or indirectly by another organization; "Parent" means any organization which holds, directly or indirectly, an interest in another organization; and "Affiliates" means Subsidiaries, Parents, and other organizations which have a parent or subsidiary in common with an organization.

     I. RIGHTS GRANTED

     (A) U.S. Check hereby appoints NeoMedia Technologies as the exclusive Master Reseller of the Products in the Product Area and Territory except as limited herein. During the term of this Agreement, U.S. Check agrees not to appoint any other such Master Resellers or sell blank non-micr documents for use as gift certificates and/or money orders in desk top or laser printing systems and further undertakes to refer to NeoMedia any leads concerning prospective customers of the Products which, directly, or indirectly, come to the attention of U.S. Check.

     (B) In return for such appointment, NeoMedia shall pay U.S. Check an appointment fee of Two Hundred Thousand Dollars ($200,000.00) the receipt of which is acknowledged by U.S. Check.

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II.  SALES AND DISTRIBUTION AGREEMENTS

     (A) NeoMedia acknowledges that Bottomline Technologies, Inc. is the only other authorized purchaser of non-micr blank forms used in desk top and laser printing systems for money orders and gift certificates. Nothing in this agreement shall limit U.S. Check or Bottomline Technologies from using the U.S. Check products for gift certificates and/or money orders in the Product Area or Territory. U.S. Check will pay NeoMedia 25% of the royalty paid by Bottomline for products that can be readily idenfified as gift certificates or money orders.

III.  TERMS OF SALE TO NEOMEDIA

         U.S. Check agrees to sell the Products to NeoMedia at the published Price(s) in Exhibit A. U.S. Check agrees to give NeoMedia thirty (30) days' written notice of any price changes, and U.S. Check further agrees to FAX to NeoMedia any changes that might be critical to ongoing bids being submitted by NeoMedia to prospective customers.

         Sales from U.S. Check to NeoMedia will be against irrevocable letters of credit, payable forty-five (45) days after shipment, unless the parties mutually agree to some other terms of payment as being more appropriate in any particular transaction.

IV.   PERFORMANCE BY NEOMEDIA

         NeoMedia agrees to devote its best efforts to promote the sale of the Products in the Territory. Without limiting the generality of the foregoing, NeoMedia agrees:

         (A) To place an initial order for the Products, the particulars of which are set forth in Exhibit B hereto.

         (B) To develop, in reasonable stages, a technically qualified sales force and/or Value Added Resellers (VARs) for the Products in the Territory, affording U.S. Check an opportunity to appraise and approve the appointment of potential dealers, which approval will not be unreasonably withheld by U.S. Check. U.S. Check will not withhold approval unless there is strong indication that security of its technology will be breached.

         (C) In order to maintain the defined exclusivity of its appointment granted herein, NeoMedia agrees to purchase minimum quantities of the Products as follows, each year being measured from January 1st through December 31st.

              PERIOD                MINIINUM NUMBER OF DOCUMENTS PURCHASED

              Calendar 1997                         None
              Calendar 1998                         None
              Calendar 1999                         One million
              Calendar 2000                         Three million

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              Calendar 2001                         Five million
              Calendar 2002                         Ten million
              Calendar 2003 and beyond              Ten million

         (D) For years three through ten of this Agreement if actual sales by NeoMedia are fifteen percent (15% lower than the specified minimums during two (2) consecutive years, U.S. Check will have the option of terminating NeoMedia's exclusive rights within sixty
              (60) days following the end of the second of those years, in all or part of the Territory.

         (E) NeoMedia agrees to sponsor an advertising and promotional campaign. The campaign will include participation by NeoMedia in at least one appropriate trade show during each calendar year of this Agreement, at which the U.S. Check's technology will be prominently featured.

         (F) NeoMedia agrees to send U.S. Check quarterly operating statements, in the form U.S.Check suggests, not later than five days following the end of each calendar quarter and after such results have been made public. In preparing these operating statements, NeoMedia will follow all reasonable requests for information made by U.S. Check.

         V.   PERFOMANCE BY U.S. CHECK:

     U.S. Check agrees to support NeoMedia's marketing and sales activities. Without limiting the generality of the foregoing, U.S. Check agrees:

         (A) To make available to NeoMedia, free of charge, a reasonable quantity of Product literature and promotional material used by U.S. Check in the United States and Canada. NeoMedia is hereby authorized to reproduce or edit this literature and material, and to make needed translations thereof, as may be appropriate in the Territory, at NeoMedia's expense; U.S. Check will have the right to approve all such literature and material prior to its exposure to potential customers, which approval will not unreasonably be withheld.

         (B) To promptly answer any queries concerning the Products or applications thereof which NeoMedia may submit to U.S. Check in connection with the proposed marketing campaigns or contemplated sales.

         (C) To endeavor to make the Products to meet NeoMedia's orders, but U.S. Check nevertheless reserves the right to allot its production as it deems best. NeoMedia agrees that any failure to supply those amounts of Products which may be agreed upon from time to time, or making only part shipment, or no shipment at all, against any order of NeoMedia, will not make U.S. Check liable or responsible to NeoMedia except as provided for herein. In all orders greater than $10,000 NeoMedia shall accompany such order with a deposit equal to 25% of such order. In the event there are terms in a purchase order that U.S. Check cannot meet, U.S. Check shall notify Neomedia within five (5) business days to that effect. In the event the purchase order is acceptable the order shall be confirmed and it shall be U.S. Check's responsibility to deliver per the terms of the purchase order.

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         (D)  To the best of U.S. Check's knowledge there are no claims of infringement against U.S. Check relating to products being sold by US Check to NeoMedia. If ever in the future, U.S. Check receives nofification of any such claim(s), U.S. Check will notify NeoMedia as soon as possible.

     VI. TERM AND TERMINATION

     This Agreement will have a term of ten (10) years from the date hereof. Not less than ninety (90) days prior to the expiration of the term, U.S. Check and NeoMedia agree to review with NeoMedia the operations under this Agreement to determine whether, and under what terms, this Agreernent is to continue.

         (A) This Agreement can be terminated by either party if, 1) There is a judicial determination of insolvency or bankruptcy of either party except that NeoMedia shall have the right of first refusal to purchase U.S. Check's technology in the event of insolvency or bankruptcy or 2) The other party fails to comply in any material way with any of the provisions of this Agreement, provided the aggrieved party has served upon the other party at least 30 days' prior notice of such noncompliance. The party upon which notice has been served shall have thirty days thereafter to cure the breach provision.

              Example of material breaches are: 1) The lack of payment per terms, 2) Failure to meet minimum purchase requirements, 3) Failure to receive U.S. Check's approval of potential dealers and/or 4) Failure by U.S. Check to cure defective product shall be considered material breaches under this Agreement. No other breach shall be considered material unless such breach undermines U.S. Check's technology.

         (B) In the event of termination, (if it is not sooner terminated) U.S. Check will hereafter stand wholly freed and discharged, and NeoMedia hereby expressly releases and discharges U.S. Check and U.S. Check hereby expressly releases and discharges Neomedia of and from any and all obligations or liability whatsoever, whether arising hereunder or from, or in connection with, any manner or thing relating to, or in any manner connected with, the subject matter of this Agreement. The foregoing right of termination and the additional right of non-renewal at the end of the stated term are absolute, and neither U.S. Check nor NeoMedia will be liable to the other because of the termination or non-renewal hereof (whether with or without cause) for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with the business or good will of U.S. Check or the NeoMedia, or for any other reason whatsoever except that U.S. Check shall remain liable to NeoMedia for all damages and expenses, including fees and reasonable attorney costs, for claims of patent, trademark and service mark infringement relating to products sold by U.S. Check to NeoMedia. NeoMedia will not be relieved, however, of any obligations for unpaid balances for goods shipped hereunder prior to termination or expiration.


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         (C)  The termination of this Agreement will operate as a cancellation, as of the date thereof, of all orders which have not been shipped by U.S. Check to NeoMedia. Thereafter, neither party will be under any obligation to the other with respect to orders so canceled.

         (E) Upon termination of this Agreement for any reason, U.S. Check will have the right to elect to repurchase from NeoMedia any and all of NeoMedia's existing inventory of new and unused Products. The repurchase price to U.S. Check for new and unused Products will be the net price paid by NeoMedia, but not including freight and import duties. U.S. Check can also elect to repurchase sales samples of the Products that have been used by NeoMedia at a ten percent (10%) reduction of the net price originally paid by NeoMedia, provided those Products are, in the opinion of U.S. Check, in good re-sellable condition.

         VII. WARRANTY

         NeoMedia will not modify insofar as ink and pre-coded areas within snippets are concerned any of the Products without the specific written permission of U.S. Check, which permission will not unreasonably be withheld if such modifications would be important to meet market or legal requirements within the Product Area while, at the same time, not adversely affecting the performance of the Products. Any modifications to the Products performed in the Product Area by NeoMedia pursuant to this paragraph will fall outside U.S. Check's original manufacturer (printer) standard warranty, and will be the sole responsibility of NeoMedia.

         VIII. TRADE

         (A) U.S. Check hereby grants permission to NeoMedia to display the trademark "UV SMART" and/or "U.S. Check" in relation to the Products at NeoMedia's place of business and otherwise as may be appropriate to market and sell the Products provided the Notice of U.S. Check's ownership of these trademarks is expressed.

         (B) Whether or not U.S. Check succeeds in obtaining Registrations of any or all of the aforesaid trademarks in the Product Area, NeoMedia hereby acknowledges U.S. Check's proprietary rights therein and undertakes not to do anything, during or after the term of this Agreement, which could adversely affect such proprietary rights or the distinctiveness of the aforesaid trademarks. NeoMedia also agrees to obtain the prior written approval of U.S. Check for the manner in which NeoMedia displays the aforesaid trademarks at NeoMedia's place of business, at trade shows, and in Product literature.

         IX.  BEST EFFORTS

         NeoMedia hereby acknowledges that its concentrated and best effort is essential if this Agreement is to realize the degree of success contemplated by the parties and NeoMedia agrees to exert such best efforts.

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         X.   ARM'S LENGTH RELATIONSHIP

         During the term hereof, the relationship between U.S. Check and NeoMedia is that of vendor and vendee. NeoMedia its agents, employees, and dealers, under no circumstances will be deemed to be agents or representatives of U.S. Check, nor will any of them have the right to enter into any contracts or commitments in the name of U.S. Check or otherwise to bind or commit U.S. Check.

         XI. CONFIDENTIALITY

         The parties hereto agree to keep strictly confidential, and to bind their respective directors, officers, and employees to like covenants, the terms of this Agreement and all matters relating thereto, and to the Products. All parties undertake not to disclose any of those terms or matters to any other person except as may be necessary for the furtherance of this Agreement. No party to this Agreement is authorized to disclose the terms and conditions of this Agreement to any third party without the express prior written consent of the other party.

         XII. ASSIGNABILITY AND SURVIVAL OF AGREEMENT

         This Agreement is not assignable by NeoMedia without the prior written permission of U.S. Check except to an entity controlled by NeoMedia.

         This Agreement will survive any change of ownership, status, merger, tranfer, assignment or acquisition. The new entity, under its new form, shall be responsible for the administration and execution of this Agreement in its entirety.

         XIII. FORCE MAJEURE

         Neither party will be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder if the delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, or regulations, delays in transit or delivery, inability to secure governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

         XIV. ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association, and the judgment upon the award rendered by the Arbitrator can be entered in any court having jurisdiction thereof.


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         XV. GOVERNING LAW

         (A) This Agreement shall be interpreted in accordance with the laws of The District of Columbia, Washington, D.C.

         (B) If any provisions hereunder are illegal or unenforceable under the laws of the Territory, this Agreement will be otherwise unaffected unless U.S. Check, in its sole discretion, believes that the deletion of those provisions goes to the heart of this Agreement, in which event this Agreement will be terminable forthwith by U.S. Check.

         XVI. GENERAL PROVISIONS

         (A) This Agreement contains all the understandings and representations between the parties relating to the matters referred to herein, supersedes any arrangements previously entered into between them with respect thereto, and can be amended only by a written supplement, duly executed on behalf of the respective parties.

         (B)  This Agreement will be binding upon Affiliates of NeoMedia.

         (C) No term or condition of this Agreement will ever be considered as waived unless reduced to writing and duly executed by an officer of the waiving party. Any waiver by either party of a breach of any term or condition of this Agreement will not be considered as a waiver of any subsequent breach of the Agreement or any other term or condition hereof.

         (D) The effective date of this Agreement will be that set forth in the beginning hereof, any approvals of any of the terms or conditions of this Agreement required by the laws of the Territory will be obtained by NeoMedia prior to that effective date.

         (E) The paragraph headings are for convenience only and will not, be deemed to affect in any way the language of the provisions to which they refer.

         (F) All notices will be sent to the last known address of the other party which have been communicated in writing and will be deemed to take effect five (5) days following the mailing thereof. Each party agrees to inform the other if they have availability of FAX and/or email, and if so, to furnish the appropriate FAX or email addresses. In this event, important notices will be transmitted via FAX or email, and they will be deemed to have been received upon acknowledgment thereof immediately following correct dispatch.

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         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of the respective parties, as of the date first above written.

                             NEOMEDIA TECHNOLOGIES, INC.


ATTEST:                      By: /s/ CHARLES W. FRITZ
                                ----------------------------
                                 Charles W. Fritz

/s/ ROBERT V. CHRISTIANSEN   Title: PRESIDENT
-------------------------          -------------------------
    Robert V. Christiansen         UNITED STATES CHECK COMPANY, INC.


                             By: /s/ ILLEGIBLE
ATTEST:                         ----------------------------


/s/ ILLEGIBLE                Title: VICE PRESIDENT
----------------------             -------------------------


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                              EXHIBIT A PRICE LIST
                              --------------------

To Be Determined. Prices are dependent on volumes. In the event U.S. Check permits licensees to manufacture non-micr forms for sale to end users, NeoMedia shall be permitted to purchase such UV Smart enhanced forms from said authorized manufacturers.

                       EXHIBIT B NEOMEDIA'S INITIAL ORDER
                       ----------------------------------

                                  To Be Determined